Exhibit 99.1

Orchids Paper Products Company Announces New Chief Financial Officer

BRENTWOOD, Tenn., April 17, 2018 /PRNewswire/ -- Orchids Paper Products Company (NYSE American: TIS), a national supplier of high-quality consumer tissue products, today announced the appointment of Mindy Bartel as Chief Financial Officer effective immediately.

Prior to joining Orchids, Ms. Bartel served as Senior Vice President of Finance and Chief Financial Officer at Carlex Glass America, an original equipment manufacturer of automobile glass. Ms. Bartel has over 25 years of experience in manufacturing and technology service industries.

"We are pleased to have Mindy join Orchids as our new CFO," stated Jeff Schoen, CEO of Orchids. "Her strong manufacturing background will enable her to make a significant contribution to the company as we execute on our long-term strategic objectives," added Schoen.

About Orchids Paper Products Company

Orchids Paper Products Company is a customer-focused, national supplier of high quality consumer tissue products primarily serving the at home private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through ultra-premium quality market segments from its operations in northeast Oklahoma, Barnwell, South Carolina and Mexicali, Mexico. The Company provides these products primarily to retail chains throughout the United States. For more information on the Company and its products, visit the Company's website at http://www.orchidspaper.com.

Investor Relations Contact:
Water's Edge Investor Relations Consulting Group
Louie Toma
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